Exhibit 99.1

Northern Star Investment Corp. II Announces Separate Trading of its Class A Common Stock and Warrants, Commencing February 11, 2021

February 2, 2021 NEW YORK—(BUSINESS WIRE)—Northern Star Investment Corp. II (the “Company”) announced today that, commencing February 11, 2021, holders of its units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A common stock and warrants included in the units. The shares of Class A common stock and warrants that are separated will trade on the New York Stock Exchange (“NYSE”) under the symbols “NSTB” and “NSTB WS”, respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on NYSE under the symbol “NSTB.U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

Northern Star Investment Corp. II is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While the Company may pursue an initial target business in any stage of its corporate evolution or in any industry or sector, it initially intends to focus its search on target businesses primarily in the beauty, wellness, self-care, fashion, e-commerce, subscription and digital-media sectors. The Company is led by Joanna Coles, Chairperson and Chief Executive Officer, and Jonathan Ledecky, President and Chief Operating Officer.

Citigroup Global Markets Inc. acted as the sole book running manager for the Company’s initial public offering which was consummated in January 2021.

The initial public offering was made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Telephone: 1-800-831-9146.

Registration statements relating to these securities were filed with the Securities and Exchange Commission (“SEC”) and became effective on January 25, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investor Contact

Melissa Calandruccio

ICR, Inc.

646-277-1273

Media Contact

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

(212) 257-4170

northernstar@gasthalter.com